EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
JNL Investors Series Trust:

We consent to the use of our report dated February 28, 2013, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

April 25, 2013
Chicago, Illinois